Exhibit 99.1

For Immediate Release
Contact: Lee Underwood
Media Relations
(706) 644-0528

Synovus Announces Additions to Board of Directors

COLUMBUS, GA., AUG. 22, 2017 - Synovus Financial Corp. (NYSE: SNV) announced the appointment of Diana M. Murphy and John L. Stallworth to its Board of Directors, effective immediately.

Murphy is managing director of Rocksolid Holdings, LLC, a private equity firm focused on small businesses and real estate in the Southeast. She is serving her seventh year on the Executive Committee of the United States Golf Association (USGA) and her second year as president of the USGA, having previously served as treasurer and vice president of the organization. Murphy is non-executive chairman of the board of Landstar System, Inc., a public company that provides integrated transportation management solutions worldwide, and also serves on its audit committee, compensation committee, nominating and corporate governance committee, safety and risk committee, and strategic planning committee. She was lead independent director at Landstar from 2012 to 2015. Murphy is also a director of CTS Corporation, a public company that designs, manufactures, and sells a broad line of sensors, electronic components, and actuators globally, chairing its nominating and governance committee and serving on its compensation committee. Murphy serves on a number of other boards, both private and charitable, including the board of the Boys and Girls Club of Southeast Georgia and the advisory board of Synovus’ banking division in Brunswick, Georgia.

Stallworth is a partner of Genesis II, a family investment and philanthropic partnership, and chairman of the John Stallworth Foundation, a private foundation providing scholarships to students attending Alabama colleges and universities. From 1986 to 2006, Stallworth was president and CEO of Madison Research Corporation (MRC), an engineering and technology contractor for the defense industry. Prior to its sale in 2006, MRC employed 650 employees, had annual sales of $75 million, and operated 10 offices in seven states, including Alabama, Florida, Georgia, South Carolina, and Tennessee. In 2002, Stallworth was inducted into the Pro Football Hall of Fame in recognition of his 14-year career with the Pittsburgh Steelers. In addition to his work with the John Stallworth Foundation, Stallworth serves on a number of charitable and private boards, including the advisory board of Synovus’ banking division in Huntsville, Alabama. He has also been an instrumental leader in the development and revitalization efforts of Huntsville’s downtown.

“Diana and John are strong business and community leaders with extensive experience managing and governing large, complex organizations,” said Kessel D. Stelling, chairman and CEO of Synovus.  “Their unique backgrounds and diverse skills make them highly qualified to join the talented board that continues to effectively guide our company forward.”

Synovus Financial Corp.
Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $31 billion in assets. Synovus provides commercial and retail banking, investment, and mortgage services through 248 branches in Georgia, Alabama, South Carolina, Florida, and Tennessee. Synovus Bank, a wholly owned subsidiary of Synovus, was recognized as the "Most Reputable Bank" by American Banker and the Reputation Institute in 2017, and was named "Best Regional Bank, Southeast" by MONEY Magazine for 2016-17.  Synovus is on the web at synovus.com, on Twitter @synovus, and on LinkedIn at http://linkedin.com/company/synovus.